EXHIBIT 99.1

GlobalSantaFe Reports 2004 Fourth-Quarter and Full-Year Results

Houston, January 26, 2005 — Worldwide oil and gas drilling contractor GlobalSantaFe Corporation (NYSE: GSF) today reported a net loss for the quarter ended December, 31, 2004, of $7.6 million, or $0.03 per diluted share, on revenues of $498.3 million. The 2004 fourth quarter included a primarily non-cash tax charge of $42.5 million, or $0.18 per diluted share, related to a realignment of the company’s subsidiary structure. Excluding this charge, the company had income of $34.9 million, or $0.15 per diluted share for the fourth quarter of 2004. For the year ended December 31, 2004, the company reported net income of $143.7 million, or $0.61 per diluted share, on revenues of $1.7 billion.

In the fourth quarter of 2004, the company completed a transaction to create separate international and U.S. holding companies and transfer ownership of certain rigs between its U.S. and international subsidiaries. This realignment will provide improved flexibility in managing subsidiary operations and allow for movement of cash throughout the organization in a more tax efficient manner. The transaction was taxable in the U.S., but was offset by U.S. net operating loss carryforwards, resulting in a charge of $42.5 million in the fourth quarter, of which $37.4 million was non-cash.

Jon Marshall, GlobalSantaFe President and CEO, said, “Taken as a whole, 2004 was a year of substantial progress for us. Our people worked hard to significantly reduce operating costs and to improve our customer focus, all while achieving the best safety record in the history of our company. After a slow start in the first half of the year, market conditions clearly reached an inflection point around mid-year, and average utilization and dayrates for our fleet have improved since then. We are very optimistic about continued strength in 2005 in virtually every major market in which we operate, and feel we are very well positioned both to serve our customers and to benefit from improving market conditions. The delivery of our two new ultra-deepwater semisubmersibles, both of which are under long-term contracts, will substantially enhance our earnings. While our drilling management services segment had a difficult year in 2004, it was partially offset by improved profits from our oil and gas segment, and we expect both segments to have higher operating profits in 2005.”

Fourth-Quarter 2004 Analysis

Excluding the impact of the subsidiary realignment charge, the company had income of $34.9 million, or $0.15 per diluted share, on revenues of $498.3 million for the fourth quarter of 2004 compared with net income of $24.5 million, or $0.10 per diluted share, on revenues of $480.8 million in the same prior-year period.

Fourth-quarter 2004 income from continuing operations benefited from a 165% increase in contract drilling operating income to $57.0 million on revenues of $331.2 million from $21.5 million on revenues of $305.5 million in the fourth quarter of 2003. The higher operating income from contract drilling for the fourth quarter of 2004 was attributable largely to higher revenues and lower operating expenses. Higher revenues resulted from higher dayrates and utilization for the company’s North Sea, South America and deepwater drilling fleets, improved dayrates for its jackup fleets in the U.S. Gulf of Mexico, Middle East and Far East, and increased utilization for its jackup rig in Canada, compared with the same period in 2003. The gains were partially offset by comparatively lower dayrates and utilization for the fleet in West Africa and lower utilization for its drilling rigs in the Middle East and Far East compared with the same period in 2003.

The company’s drilling management services segments reported operating income of $1.8 million on revenues of $161.2 million in the fourth quarter of 2004, compared with operating income of $20.3 on revenues of $173.0 million in the same quarter of 2003. The lower operating income reflects decreased turnkey margins and fewer projects during the fourth quarter of 2004. The decreased turnkey margins resulted from an increased number of unprofitable turnkey projects compared to the same period in 2003.

The company’s oil and gas segment reported operating income of $9.7 million on revenues of $13.8 million in the fourth quarter of 2004, compared with operating income of $1.5 million on revenues of $4.0 million in the same quarter of 2003. The higher operating income reflects higher oil production following the initiation of production from the Broom Field in the North Sea, and higher oil and gas prices.

Full-Year 2004 Analysis

The company’s net income of $143.7 million, or $0.61 per diluted share, on revenues of $1.7 billion in 2004 compares with net income of $129.4 million, or $0.55 per diluted share, in 2003 on revenues of $1.8 billion.

Net income for 2004 included income from discontinued operations of $112.3 million, or $0.48 per diluted share, due primarily to a $113.1 million after-tax gain on the sale of the company’s land rig assets in the second quarter, and income from continuing operations of $31.4 million, or $0.13 per diluted share. Income from continuing operations included net charges of $25.8 million related to: (i) the second-quarter charge on early retirement of debt ($21.0 million); (ii) the insurance gain related to the third-quarter loss of the jackup rig GSF Adriatic IV ($24.0 million); (iii) the third-quarter gain on the sale of a portion of the company’s interest in the Broom Field ($13.7 million); and (iv) the fourth-quarter subsidiary realignment charge ($42.5 million) discussed above.

Net income for 2003 included income of $15.2 million, or $0.06 per diluted share, from the company’s discontinued land rig operations. Income from continuing operations in 2003 was $114.2 million, or $0.49 per diluted share, and included $22.3 million, or $0.09 per diluted share, from the settlement of claims filed in 2003 with the United Nations Compensation Commission.

Excluding the net charge of $25.8 million in 2004 and the $22.3 million U.N. settlement in 2003, the company had income from continuing operations of $57.2 million, or $0.24 per diluted share, for 2004, compared with $91.9 million, or $0.39 per diluted share, for 2003. Income from continuing operations in 2004 was impacted by a decline in operating income in the contract drilling and drilling management services segments compared with 2003.

The company’s contract drilling segment reported operating income of $119.1 million on revenues of $1.2 billion in 2004 compared with operating income of $138.0 million, on revenues of $1.3 billion in 2003. The 13.7% decline in operating income was primarily due to lower revenues, partially offset by lower operating expenses. Lower revenues resulted from lower dayrates and utilization for the company’s deepwater and West Africa fleets, decreased dayrates for its rigs in Canada, and decreased utilization for its fleet in the Middle East, partially offset by higher dayrates and utilization for its jackup fleets in the U.S. Gulf of Mexico and Far East, and higher dayrates and utilization for its fleets in South America and the North Sea.

The company’s drilling management services segment reported 2004 operating income of $6.7 million on revenues of $531.5 million, compared with operating income of $31.7 million on revenues of $528.4 million in 2003. The decline in operating income resulted from an increase in the number of unprofitable turnkey projects in 2004 as compared to 2003. During 2004, the drilling management services segment reported a total of 119 turnkey projects, compared with 116 in 2003.

The company’s oil and gas segment reported 2004 operating income of $19.4 million on revenues of $31.6 million, compared with operating income of $12.0 million on revenues of $20.9 million in 2003. The increase in operating income resulted from higher oil production and higher oil and gas prices in 2004. During 2004, the oil and gas segment reported production of 796 thousand barrels of oil equivalent (MBOE), compared to 643 MBOE in 2003.

About GlobalSantaFe

GlobalSantaFe is a leading worldwide offshore oil and gas drilling contractor offering a full range of equipment and drilling management services. The company’s diverse and technologically advanced fleet of 57 offshore rigs includes premium and heavy-duty, harsh-environment jackups, semisubmersibles, and dynamically positioned, ultra-deepwater drillships. The company has two semisubmersible rigs under construction and operates one semisubmersible owned by others. In addition, GlobalSantaFe is the world’s leading provider of turnkey drilling and drilling management services. More information can be found at http://www.globalsantafe.com.

Conference Call

GlobalSantaFe Corporation will hold a publicly accessible analyst conference call to discuss its fourth-quarter and year-end 2004 financial results at 10:00 a.m. CST (11:00 a.m. EST) Wednesday, January 26, 2005. To the extent not provided in the call, reconciliations of any non-GAAP measures discussed in the call will be available on the investor relations page of our Web site in the form of this earnings release or other materials. The investor relations page of the company’s Web site may be accessed by going to the company’s Web site (http://www.globalsantafe.com) and clicking on “Investor Relations.”

Interested parties may listen to the call over the Internet or by telephone. To participate in the live call, dial (913) 981-4900 (reference confirmation code 714307), or go to the GlobalSantaFe Web site, (http://www.globalsantafe.com), at least 15 minutes early to register and to download and install any necessary audio software.

For those who cannot listen to the live broadcast, a replay will be available starting at 1:00 p.m. CST by dialing (719) 457-0820 (reference confirmation code 714307) or through GlobalSantaFe’s Web site, (http://www.globalsantafe.com), until 7 p.m. CST on Wednesday, February 2, 2005.

Forward Looking Statements

Under the Private Securities Litigation Reform Act of 1995, companies are provided a “safe harbor” for discussing their expectations regarding future performance. We believe it is in the best interest of our shareholders and the investment community to use these provisions and provide such forward-looking information. We do so in this news release and in other communications. Our forward-looking statements in this news release include our statements that:

(a) we are very optimistic about continued strength in 2005 in virtually every major market in which we operate, and feel we are very well positioned both to serve our customers and to benefit from improving market conditions;

(b) the pending delivery of our two new ultra-deepwater semisubmersibles, both of which are under long-term contracts, will substantially enhance our earnings;

(c) we expect our drilling management services segment and our oil and gas segment to have higher operating profits in 2005; and

(d) other statements that are not historical facts.

Our forward-looking statements speak only as of the date of this news release and are based on available industry, financial and economic data and our operating and financing plans as of that date. They are also inherently uncertain, and investors must recognize that events could turn out to be materially different from what we expect.

Factors that could cause or contribute to such differences include, but are not limited to: (a) the cyclical nature of the drilling business; (b) worldwide demand for oil and gas; (c) the unforeseen startup problems inherent in commencing operations with any new rig, including such things as engineering, permitting, crewing and equipment problems; (d) market conditions; and (e) such other risk factors as may be discussed in our latest annual report on Form 10-K and subsequent reports filed with the U.S. Securities and Exchange Commission.

We disclaim any obligation or undertaking to disseminate any updates or revisions to our statements, forward-looking or otherwise, to reflect changes in our expectations or any change in events, conditions or circumstances on which any such statements are based.

# # #

Contacts
Richard Hoffman	Julie Tushingham
VP Investor Relations	Manager, Communications and Media Relations
Tel: 281 925 6441	Tel: 281 925 6443
Cell: 713 417 4763
Brook Wootton	Email: Julie.Tushingham@globalsantafe.com
Manager, Investor Relations
Tel: 281 925 6442

Exhibit 99.1

GlobalSantaFe Corporation

Condensed Consolidated Statement of Income

(In millions, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2004	2003	2004	2003
Revenues:
Contract drilling	$326.7	$304.4	$1,176.9	1,263.9
Drilling management services	157.8	172.4	515.2	523.4
Oil and gas	13.8	4.0	31.6	20.9

Total revenues	498.3	480.8	1,723.7	1,808.2

Expenses:
Contract drilling	206.4	218.8	811.5	876.4
Drilling management services	156.0	152.1	508.5	491.7
Oil and gas	2.4	1.7	7.2	5.8
Depreciation, depletion and amortization	66.3	66.3	256.8	257.5
Gain on involuntary conversion of long-lived asset	—	—	(24.0)	—
Gain on sale of assets	0.5	—	(27.8)	—
Impairment loss on long-lived assets	—	—	1.2	—
Restructuring costs	—	0.5	—	3.4
General and administrative	14.1	11.4	56.5	47.8

Total operating expenses	445.7	450.8	1,589.9	1,682.6

Operating income	52.6	30.0	133.8	125.6

Other income (expense):
Interest expense	(11.2)	(16.7)	(55.5)	(67.5)
Interest capitalized	9.1	8.3	41.0	34.9
Interest income	3.8	2.7	12.3	11.2
Loss on retirement of long-term debt	—	—	(32.4)	—
Other	(2.0)	—	(1.2)	25.0

Total other income (expense)	(0.3)	(5.7)	(35.8)	3.6

Income before income taxes	52.3	24.3	98.0	129.2

Provision for income taxes:
Current tax provision	38.7	(3.0)	52.6	26.7
Deferred tax provision (benefit)	21.1	7.2	14.0	(11.7)

Total provision for income taxes	59.8	4.2	66.6	15.0

Income (loss) from continuing operations	(7.5)	20.1	31.4	114.2

Income (loss) from discontinued operations, net of tax effect	(0.1)	4.4	112.3	15.2

Net income (loss)	$(7.6)	$24.5	$143.7	$129.4

Earnings (loss) per ordinary share (Basic):
Income (loss) from continuing operations	$(0.03)	$0.08	$0.13	$0.49
Income from discontinued operations	—	0.02	0.48	0.06

Net income (loss)	$(0.03)	$0.10	$0.61	$0.55

Earnings (loss) per ordinary share (Diluted):
Income (loss) from continuing operations	$(0.03)	$0.08	$0.13	$0.49
Income from discontinued operations	—	0.02	0.48	0.06

Net income (loss)	$(0.03)	$0.10	$0.61	$0.55

Average ordinary shares:
Basic	235.5	233.3	234.8	233.2
Diluted	235.5	235.0	237.2	234.9

GlobalSantaFe Corporation

Condensed Consolidated Balance Sheet

(In millions)

	December 31, 2004	December 31, 2003
Current assets:
Cash and cash equivalents	$606.7	$711.8
Marketable securities	201.9	135.0
Accounts receivable, net of allowances	360.8	313.5
Prepaid expenses	31.7	30.2
Assets held for sale	—	205.8
Other current assets	23.5	16.5

Total current assets	1,224.6	1,412.8

Net properties	4,310.0	4,180.2
Goodwill	338.1	352.1
Deferred income tax assets	32.8	31.2
Other assets	72.8	173.4

Total assets	$5,978.3	$6,149.7

Current liabilities:
Accounts payable	$190.9	$179.6
Current maturities of long-term debt	350.7	—
Accrued liabilities	211.5	212.5

Total current liabilities	753.1	392.1

Long-term debt	554.4	1,191.4
Capital lease obligations	31.6	39.5
Deferred income tax liabilities	39.0	21.5
Other long-term liabilities	133.8	177.6

Shareholders’ equity:
Ordinary shares and additional paid-in capital	3,006.7	2,961.4
Retained earnings	1,501.6	1,410.8
Accumulated other comprehensive loss	(41.9)	(44.6)

Total shareholders’ equity	4,466.4	4,327.6

Total liabilities and shareholders’ equity	$5,978.3	$6,149.7

GlobalSantaFe Corporation

Condensed Consolidated Statement of Cash Flows

(In millions)

	Twelve Months Ended December 31,
	2004	2003
Cash flows from operating activities:
Net income	$143.7	$129.4
Adjustments to reconcile net income to net cash flow provided by operating activities:
Depreciation, depletion and amortization	260.8	273.2
Deferred income taxes	9.5	(10.3)
Gain on involuntary conversion of long-lived asset	(24.0)	—
Gain on sale of assets	(139.8)	—
Impairment loss on long-lived assets	1.2	—
Loss on retirement of long-term debt	32.4	—
(Increase) decrease in accounts receivable	(27.1)	28.3
(Increase) decrease in prepaid expenses and other current assets	(5.7)	10.1
Decrease in accounts payable	(16.9)	(27.0)
Decrease in accrued liabilities	(3.4)	(14.2)
Increase (decrease) in deferred revenues	0.4	(16.8)
(Decrease) increase in other long-term liabilities	(16.0)	5.1
Other, net	9.7	22.1

Net cash flow provided by operating activities	224.8	399.9

Cash flows from investing activities:
Capital expenditures	(405.6)	(468.6)
Proceeds from sale of land drilling fleet assets	316.5	—
Proceeds from involuntary conversion of long-lived asset	40.0	—
Proceeds from disposals of properties and equipment	58.7	5.9
Purchases of held-to-maturity marketable securities	(169.2)	(364.5)
Proceeds from maturities of held-to-maturity
marketable securities	254.0	219.0
Purchases of available-for-sale marketable securities	(195.9)	(19.2)
Proceeds from maturities of available-for-sale marketable securities	115.9	8.5

Net cash flow provided by (used in) investing activities	14.4	(618.9)

Cash flows from financing activities:
Dividend payments	(46.9)	(36.7)
Issuance of long-term debt, net of discount	—	249.4
Reductions of long-term debt	(331.7)	—
Deferred financing costs	—	(3.6)
Lease/leaseback transaction	—	37.0
Payments on capitalized lease obligations	(9.7)	(8.3)
Proceeds from issuance of ordinary shares	43.5	9.7
Other	0.5	6.3

Net cash flow (used in) provided by financing activities	(344.3)	253.8

(Decrease) increase in cash and cash equivalents	(105.1)	34.8
Cash and cash equivalents at beginning of period	711.8	677.0

Cash and cash equivalents at end of period	$606.7	$711.8

GlobalSantaFe Corporation

Results of Operations by Business Segment

(Dollars in millions, except average revenues per day)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2004	2003	2004	2003
Revenues:
Contract drilling (1)	$331.2	$305.5	$1,191.8	$1,266.6
Drilling management services	161.2	173.0	531.5	528.4
Oil and gas	13.8	4.0	31.6	20.9
Intersegment elimination	(7.9)	(1.7)	(31.2)	(7.7)

Total revenues	$498.3	$480.8	$1,723.7	$1,808.2

Operating income:
Contract drilling	$57.0	$21.5	$119.1	$138.0
Drilling management services	1.8	20.3	6.7	31.7
Oil and gas	9.7	1.5	19.4	12.0
Gain on involuntary conversion of long-lived asset	—	—	24.0	—
Gain on sale of assets	(0.5)	—	27.8	—
Impairment loss on long-lived assets	—	—	(1.2)	—
Restructuring costs	—	(0.5)	—	(3.4)
Corporate operating expenses	(15.4)	(12.8)	(62.0)	(52.7)

Total operating income	52.6	30.0	133.8	125.6
Interest expense, net	1.7	(5.7)	(2.2)	(21.4)
Loss on retirement of long-term debt	—	—	(32.4)	—
Other	(2.0)	—	(1.2)	25.0

Income before income taxes	$52.3	$24.3	$98.0	$129.2

Depreciation, depletion and amortization included in operating income:
Contract drilling	$63.3	$64.1	$246.3	$249.5
Drilling management	—	—	—	—
Oil and gas	1.7	0.8	5.0	3.1
Corporate	1.3	1.4	5.5	4.9

Total depreciation, depletion and amortization	$66.3	$66.3	$256.8	$257.5

Average rig utilization rate	91%	85%	86%	85%

Average revenues per day (2)	$66,400	$62,500	$63,500	$65,900

Turnkey wells drilled	25	24	89	85
Turnkey well completions	4	11	30	31

(1)	Expense reimbursements included in Contract drilling revenues and expenses totaled $8.6 million and $12.3 million for the three months ended December 31, 2004, and 2003, respectively, and $32.5 million and $46.9 million, respectively, for the twelve months ended December 31, 2004 and 2003. Operating income for these periods was not affected by these reimbursements.
(2)	Average revenues per day is the ratio of rig-related contract drilling revenues divided by the aggregate contract days, adjusted to exclude days under contract at zero dayrate. The calculation of average revenues per day excludes non-rig related revenues, consisting mainly of platform operations and reimbursed expenses, of $9.7 million and $16.1 million, respectively, for the three months ended December 31, 2004 and 2003, respectively, and $39.3 million and $78.2 million, respectively, for the twelve months ended December 31, 2004 and 2003.

GlobalSantaFe Corporation

Income From Discontinued Operations

(In millions)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2004	2003	2004	2003
Revenues	$—	$25.4	$43.9	$106.5

Expenses (income):
Direct operating expenses	—	18.3	27.9	74.2
Depreciation	—	4.0	4.0	15.7
Exit costs	(0.2)	—	6.8	—
Gain on sale of assets	—	—	(112.0)	—

Pretax income	0.2	3.1	117.2	16.6

Provision (benefit) for income taxes, including a benefit of $1.1 million related to the gain on sale of assets	0.3	(1.3)	4.9	1.4

Income (loss) from discontinued operations, net of tax effect	$(0.1)	$4.4	$112.3	$15.2